Exhibit 10.2

Employment Agreement between Cyclerion GmbH (in formation) [hereinafter: Company] and Andreas Busch [hereinafter: Employee]

The Company and the Employee are also referred to as "Party" or "Parties".

1.
Beginning of Employment

The employment relationship ("Employment") of the Employee starts on April 29, 2019, or as soon as reasonably practicable thereafter (the "Commencement Date").

2.
Full Time Employment

The Employment shall be full time (100%)

3.
Position
a.
Function

The Employee shall assume the function as Chief Innovation Officer, Head of the Innovation Center.

b.
Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function as determined by the Company (e.g. in a job description as updated from time to time) and those expressly mentioned in this Employment Agreement.

The Company may assign to the Employee any additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfillment of its business.

The Employee undertakes to use the entire working ability to fulfill the contractual obligations and to loyally safeguard and foster the business and the interests of the Company. The Employee shall carefully perform all work assigned to the Employee.

The Employee shall avoid any conflict of interests.

c.
Company Policies

The Employee will at all times comply with the Company's policies, as implemented, amended and/or restated from time to time insofar as they are compliant with Swiss Law. Such policies include, inter alia, a Code of Conduct, health and safety requirements, market research, conduct, drug use, internet and e-mail use, working time, etc.

d.
Side Activities

Other than with respect to the scientific advisory boards, supervisory boards, and similar positions (collectively, each an "engagement" and collectively, the "engagements", all as set forth on Exhibit A, as well as future engagements that are approved in advance and in writing by the Company, the Employee shall devote his full working capacity to the Company. In addition to future engagements, the Employee is not entitled to work for any other third party or engage in any other gainful employment without the prior written approval of the Company.

Any non-remunerated side activities need the approval of the Company as well. Such approval shall only be withheld if the activity limits the working capability of the Employee or is against the interests of the Company or any Group Company.

4.
Group Structure

The Employee acknowledged that the Company is part of a group of companies ("Group Companies") ultimately controlled by Cyclerion Therapeutics, Inc., a Massachusetts (USA) company. The Employee acknowledges that the Employee will need to work with and/or report to other employees and/or officers of other Group Companies.

5.
Place of Work

The Employee's principal place of work shall initially be his home office in Switzerland. The Employee confirms that his home office complies with all applicable health and safety standards pursuant to Swiss legislation.

The Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work, on an interim basis, in other places and countries in order to perform his obligations and duties under the Employment Agreement. The Company has the express right to change the place of work to an office in Switzerland if the Company decides to set up such an office.

6.
Compensation
a.
Base Salary

The Employee shall receive an annual base salary of CHF 450,000 gross (the "Base Salary"), payable in twelve monthly installments at the end of the month.

b.
Variable Compensation

The Employee will be eligible for a target bonus of 40% of his Base Salary, based on achievement of certain individual goals and the Company's achievement of its corporate goals. For his first year of employment, this bonus will be pro-rated based upon the Commencement Date. The goals applicable for a specific time period will be determined by the Company at its full discretion and communicated to the Employee separately.

c.
Option

The Employee will be granted an option to purchase 300,000 shares of Common Stock of Cyclerion Therapeutics Inc. ("Shares") pursuant to the terms and conditions of Cyclerion Therapeutics Inc's standard form of option agreement (the "Option"). The exercise price of the Option shall be the fair market value of Cyclerion Therapeutics Inc's Common Stock at the time of grant of the Option. The Option will be subject to vesting based on the Employee's continued employment by the Company on each vest date: 25% shall vest one year from the Start Date, with the balance vesting equally on a monthly basis over the subsequent three years.

d.
Expenses

The Employee shall be entitled to reimbursement for approved travel and out of pocket expenses reasonably incurred by the Employee during the Employment in the performance of the Employee's duties under this Employment Agreement. However, the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Company possibly established and amended from time to time.

e.
No Other Compensation

The Employee acknowledges and agrees that the Employee shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.

7.
Social Security

From the salary (as defined by the applicable laws and regulations, which may include bonuses, allowances, participation and other benefits in addition to the Base Salary) any portions of Employee's social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), UV(Accidence insurance), premiums to pension schemes (cp. regulations of the pension fund) and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

8.
Illness and Accident
a.
Salary Continuation in case of Illness

If the Employee is prevented from performing the Employee's duties arising out of or relating to the Employment due to illness, then the Company will continue to pay the compensation pursuant to Art 324a Swiss Code of Obligations and the applicable "Zurich Scale".

b.
Salary in case of Accident

If the Employee is prevented from performing the Employee's duties arising out of or relating to the Employment due to accident (not due to any negligence or intent of the Employee), then the Company will instead of the statutory salary continuation continue to pay the compensation pursuant to the collective salary continuation insurance (Unfalltagge/dversicherung) of the Company, provided that the conditions of the insurance are being met and that the Employee complies with the conditions of the insurance and with the directives of the Company. In principle, the insurance provides for the following coverage:

80% of the Base Salary until the earlier of recovery or permanent disability days after a waiting period of 30 days. The maximum insured salary is CHF 450,000.

During the waiting period 100% of the compensation according to Section 6 will be paid to the Employee. After the waiting period, all entitlements to compensation pursuant to Section 6 cease.

The insurance premiums for the salary continuation insurance for occupational accidents is paid by the Company while the premiums for non-occupational accidents is borne by the Employee.

9.
Pension

The Employee will participate in the Company's Swiss pension scheme pursuant to the applicable pension plans and regulations, as implemented, amended and/or restated from time to time.

10.
Probation Period and Termination
a.
Probation Period

The parties waive any probation period.

b.
Termination

Unless otherwise stated, either Party may terminate the employment with the Company in writing by giving 6 months' notice.

Upon observance of the notice period, termination shall be effective as of the end of any calendar day.

The Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the federal law of old-age and surviving dependents insurance (AHVG). In case of permanent disability to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Employee is declared disabled.

c.
Termination for Valid Reasons

The Employment Agreement may be terminated by either Party for valid reasons pursuant to Article 337 of the Swiss Code of Obligations at any time.

11.
Company Material

Upon termination of this Employment Agreement for any reason, the Employee shall return to the Company everything produced in the course of the work for the Company, everything which was given to the Employee throughout the course of this Employment and everything which fell into the Employee's possession. The obligation to surrender includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including copies. Any potential retention right of the Employee is explicitly waived.

12.
Working Time

The Employee will devote his full work capacity to the Company. The Employee shall work extra hours (like overtime, etc.), if required and to the extent such work can reasonably be expected in good faith.

The Employee qualifies as a "leading employee" within the meaning of Art. 3d of the Swiss Labour Act and is henceforth not subject to the Working Act.

The Base Salary includes any and all remuneration for extra hours (like overtime, night work and work on Sundays and public holidays) and the Employee shall have no entitlement to additional compensation for such extra hours, whether in cash or in free time. The Company has the right to set off any compensation days and any payments made in addition to the Base Salary against any claim for compensation of such extra hours.

13.
Vacation

The Employee is entitled to 20 business days of vacation per calendar year.

In addition, the Employee is granted 5 compensation days as compensation for potential extra hours worked.

Upon termination of Employment, the Company shall be entitled to deduct any payments for vacation taken in excess of the actual pro rata entitlement of the Employee.

The Company has the right to determine when the Employee shall take vacation. However, the Company shall take the Employees requests in due consideration. If the Employee requests to take vacation the Employee shall reasonably prior to the intended vacation inform the responsible executive. In any event the Employee shall provide for suitable internal representation and shall care for the ongoing service of important affairs during vacation.

The vacation entitlement is based on one complete calendar year. For the year in which the Employment relationship begins or ends, the vacation entitlement is calculated pro rata temporis.

14.
Intellectual Property Rights

The Company is entitled to all work results and intellectual property (including, but not limited to patents, designs and copyrights) created by the Employee in the course of the Employment and in performance of the Employee's contractual obligations (notwithstanding whether individually or with the assistance of any other individual or entity). All such intellectual property and work results irrevocably in the Company. The transfer of these intellectual property rights includes, amongst others, especially the copyrights on the works created by the Employee and therewith all rights mentioned in the articles 9 until 11 of the Swiss Copyright Act. This transfer and assignment of work results and intellectual property is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future.

If intellectual property and related rights are not transferred by law, the Employee is obliged to transfer and assign them upon first request by the Company. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee grants to the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sublicensable, royalty-free and unrestricted license to use, modify, develop and exploit such work results, intellectual property and related rights. Compensation for the transfer of these intellectual property rights or their licensing, respectively, is included in the Base Salary. The transfer of rights and the granting of rights of use also comprises work results and intellectual property rights that will be created in the future and concerns also future and not yet known rights of use. The Company especially acquires the right the change, revise or translate. The Employee especially waives the right to be mentioned as inventor or originator or to object to any change, revision, or translation.

If any intellectual property right is created in the course or in connection with the Employment, but not when performing a contractual duty, the Employee shall promptly inform the Company in writing of it. The Company shall compensate the Employee adequately for such intellectual property right if it wants to use it. If the Company expressly renounces, in its discretion, title to or the exercise or exploitation of such intellectual property right, then the Employee shall own all rights, title and interest in and to such intellectual property right.

15.
Data Protection and Data Transfer

The Company will comply with the Swiss Data Protection Act. The Company will only collect personal data of the Employee insofar as necessary for the execution and performance of the Employment and the obligations resulting therefrom or if required to do so by law.

The Employee herewith agrees that personal data may be transferred to Group Companies and further third parties within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the work organization of the Company or otherwise required by Swiss law or the laws of any other relevant jurisdiction. The Company shall ensure that personal data will be secured against unauthorized access if a transfer is contemplated.

16.
Non-Competition and Non-Solicitation

During the period of the Employment by the Company, the Employee shall devote his full time and best efforts to the business of the Company and he shall neither pursue any business opportunity outside the Company (including without limitation on behalf of a business or proprietorship of which he is the sole or part owner) nor take any position with any organization other than the Company without the express prior written consent of the Company. Further, during the period of the Employment by the Company and for one (1) year thereafter, he shall not, directly or indirectly, alone or as a partner, office, director, employee, stockholder or in any other position on behalf of any entity.

(a) engage in any business activity anywhere in the world, which is in competition with the products or services being developed, manufactured, promoted, marketed, or sold by the Company, that he worked on and/or learned confidential information about during his employment with the Company,

(b) solicit, accept business from, or transact business with, any customer of the Company, in each case related to any products or services in competition with the products or services being developed, manufactured, promoted, marketed, or sold by the Company, that he worked on and/or learned confidential information about during his employment with the Company, or

(c) employ, or knowingly permit any company or business organization by which he is employed or which is directly or indirectly controlled by him to employ, any person, who, at any time during his employment or during the period of one (1) year thereafter, is employed by the Company, or to solicit or induce any such person to leave his or her employment with the Company, or to assist in the recruitment or hiring of any such person. The prohibitions in the preceding sentence shall extend to individuals who worked with the Company as agency employees, temporary employees and consultants.

For purposes of clauses (a) and (b) of this section as it relates to the one year period following the termination of his employment by the Company, an entity which neither sells, directly or indirectly, its products or services to at least one of the existing customers of the Company or the customers being actively developed or solicited by the Company nor develops or proposes to develop products or services for sale, directly or indirectly, to any such customer or potential customer, shall not be deemed to be in competition with the Company. For purposes of this Section 16, without limiting the generality of the foregoing, a healthcare professional with whom a Company employee discusses, markets or promotes a Company product shall be considered a "customer" of the Company.

In the event the Employee breaches any of the obligation pursuant to this Section 16, a penalty of six months Base Salary (as applicable then) shall be owned by the Employee to the Company for any such breach. In case of any continuous breach, an additional penalty of one month Base Salary shall be owned to the Company for any full or partially calendar month the breach is continuing.

The payment of the penalty does not release the Employee from further complying with the respective obligation. In addition, the Company reserves the right to claim compensation for damages (in addition to the penalty) as well as the right to remedy of specific performance.

17.
Confidentiality

The Company operates a very strict policy with regard to confidential information. The Employee appreciates that the nature of the business of the Company is such that its continued success is dependent upon information remaining confidential and any disclosure of such information may be harmful to the Company's and each Group Company's business.

In this Agreement, Confidential Information means any information that is secret or confidential to the Employer, any Group Company or any of the clients or potential clients or suppliers of the Employer or any Group Company, including without limitation, data; research information; formulas; drawings; diagrams; specifications; processes; products; designs; equipment; techniques; development; know-how; methodologies; algorithms; methods of analysis; data modelling procedures; business; client lists; financial; promotional; development or manpower plans.

The Employee shall not during the continuance of the Employment or at any time after its termination disclose to any person any Confidential Information and the Employee shall keep all Confidential Information very secret and shall not use or attempt to use any such Confidential Information, except that which may be in or become part of the public domain other than as a result of any act or default of the Employee.

The termination of the Employment will not operate to terminate the provision of this Section which, after termination, will remain in full force and effect and binding on the Employee.

18.
Severance

Employee shall be entitled to enter into a severance agreement with the Employer, substantially in the Form of the Cyclerion Therapeutics, Inc. Executive Severance Agreement ("agreement") filed with the U.S. Securities and Exchange Commission on January 28, 2019, that entitles him to receive certain benefits in the event of an involuntary termination without "cause" or a "constructive termination," including in the event of a "change of control termination" (each as defined in the agreement). The agreement will apply to any termination without cause, constructive termination or change of control termination occurring between the effective date of such severance agreement and October 1, 2019.

19.
Miscellaneous
a.
Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

b.
Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed on in writing.

c.
Governing Law and Jurisdiction

This Employment Agreement shall be constructed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

Signatures

/s/ Peter Hecht

Name: Peter Hecht

Title: Managing Director

/s/ William Huyett

Name: William Huyett

Title: Managing Director

The Employee:

Place, date: Cambridge 4/29/19

Andreas Busch: /s/ Andreas Busch

Exhibit A:

Advisory Board Commitments

Max-Delbrueck Center Berlin * (6)**

Berlin Institute of Health * (6)

VI Partners (6)

BerlinCures (6)

Takeda (12)

Supervisory Board Commitments

Omeicos (12)

Centogene (6)

Acceleron (12)

*until end of 2019

** (numbers reflect hours per year). Total: 66 h p.a. in 2019 (54 in 2020)